Exhibit 5.1
JENNER & BLOCK

October 30, 2008	Jenner & Block llp	Chicago
	330 N. Wabash Avenue	New York
	Chicago, IL 60611	Washington, dc
Tel 312-222-9350
www.jenner.com
John B. Sanfilippo & Son, Inc.
1703 N. Randall Road
Elgin, Illinois 60123-7820

Re:	Registration Statement on Form S-8 for 1,000,000 Shares of Common Stock, par value $.01 per share
Ladies and Gentlemen:
This Opinion is furnished to you in connection with the registration pursuant to a Registration Statement (the “Registration Statement”) on Form S-8, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to 1,000,000 shares of your Common Stock, $.01 par value per share (the “Common Stock”), pursuant to The John B. Sanfilippo & Son, Inc. 2008 Equity Incentive Plan (the “Plan”).
In rendering the opinion set below, we have examined original (or copies certified or otherwise identified to our satisfaction) instruments, certificates and documents and have reviewed such questions of law as we have deemed necessary or appropriate for the purpose of the opinions rendered below. In such examination, we have assumed, without independent investigation, the genuineness of all signatures and the authenticity of all documents submitted to us as copies. As to certain matters of fact (both expressed and implied), we have relied on representations, statements or certificates of officers of John B. Sanfilippo & Son, Inc (the “Company”).
Based upon, subject to and limited by the foregoing, it is our opinion that:
1. The Company is a legally organized and validly existing corporation in good standing under the laws of the State of Delaware.
2. The 1,000,000 shares of Common Stock covered by the Registration Statement, when issued and delivered by the Company in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.
Our opinion set forth herein is limited to the General Corporation Law of the State of Delaware and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such law. We express no opinion and make no representation with respect to any other laws or the law of any other jurisdiction or the effect thereof.
Our opinion is expressly limited to the matters set forth above, is limited in all respects to laws and facts existing on the date hereof and we render no opinion, whether by implication or

John B. Sanfilippo
October 30, 2008

otherwise, as to any other matters relating to the Company or any other document or agreement involved with the issuance of the 1,000,000 shares of Common Stock covered by the Registration Statement. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.
We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to any and all references to our firm in the Registration Statement. In giving this consent, we do not hereby admit that we are experts under Section 11 of the Act or are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ JENNER & BLOCK

JENNER & BLOCK